AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER
22, 1995 -----------------------------------REGISTRATION NO.
33-64099

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D. C. 20549
               ----------------------------------
                         AMENDMENT NO. 1
                               TO
                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                           ECHLIN INC.
     (Exact name of registrant as specified in its charter)

Connecticut                   3714                06-0330448
-----------                   ----                ----------
(State of incorporation)      (Primary            (I.R.S.
                              Standard            Employer
                              Industrial          Identification
                              Classification      Number)
                              Code Number)

                      100 DOUBLE BEACH ROAD
                   BRANFORD, CONNECTICUT 06405
                         (203-481-5751)

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                   --------------------------
                        JON P. LECKERLING
     VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                      100 DOUBLE BEACH ROAD
                   BRANFORD, CONNECTICUT 06405
                         (203-481-5751)
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are
being offered in connection with the formation of a holding
company and there is compliance with General Instruction G, check the following box. / /
                   --------------------------

                             PART II


             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Connecticut by statute provides for indemnification of directors, officers, shareholders, employees and agents of a corporation. Under Sec. 33-320a of the Connecticut Stock Corporation Act (the "Act"), a corporation is required to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if the director:

               (1)  is successful on the merits in defense, or

               (2)  acted in good faith and in a manner
          reasonably believed to be in the best interests of the corporation, or

               (3) in a criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

     In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified.

     A Connecticut corporation may not provide for indemnification in any manner inconsistent with the statutory indemnification provisions (which, however, expressly allow a corporation to procure insurance providing greater indemnification.)

                   ---------------------------

     The Registrant maintains a directors and officers liability insurance policy which insures the Registrant's directors and officers against claims and liabilities arising out of negligent errors or omissions in the course of the performance of their official duties, including claims and liabilities arising under the securities laws of the United States and states of applicable jurisdiction. Fraudulent and willful acts are excluded.

                   --------------------------

     The Registrant's Certificate of Incorporation provides by amendment that a person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for monetary damages for any breach of duty in such capacity in excess of the compensation received by the director for serving the corporation during the year of violation.

     The amendment was adopted to implement changes to Section 33-290 of the Act, effective October 1, 1989. Under this change in the law, a Connecticut corporation may amend its Certificate of Incorporation to limit the personal liability of directors to the corporation or its shareholders for monetary damages for breach of duty in their capacity as directors.

     The limitation may not be to an amount less than the compensation received by the director for serving the corporation during the year of the violation and director liability cannot be limited if the violation:

               (1) involved a knowing and culpable violation of law by the director;

               (2)  enabled the director or an associate to
          receive an improper personal economic gain;

               (3) showed a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation;

               (4) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or

               (5) created a liability under Section 33-321, which relates to directors who vote for any distribution of assets of a corporation to its shareholders in violation of the Act.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     2. -Agreement and Plan of Reorganization between Echlin Inc., Echlin Acquisition, Inc. and American Electronic Components, Inc., dated October 6, 1995. (Included as Appendix A to the Joint Proxy Statement/Prospectus hereto).

     4(a) -By-Laws, as amended, filed as Exhibit 3(i) to Echlin's
          Annual Report on Form 10-K for the fiscal year ended
          August 31, 1991, is incorporated herein by reference.

     4(b) -Certificate of Incorporation, filed as Exhibit
          3(3)(ii) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1987, is incorporated herein by reference.

     4(c) -Certificate of Amendment amending the Certificate of Incorporation to Establish Series A Cumulative
          Participating Preferred Stock, filed as Exhibit
          3(3)(iii) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1989, is incorporated herein by reference.

     4(d) -Certificate of Amendment, amending the Certificate of Incorporation, to limit the liability of directors for monetary damages under certain circumstances, filed as
          Item 2 to Echlin's 1989 Annual Proxy Statement, is incorporated herein by reference.

     4(e) -Rights Agreement, dated as of June 21, 1989, between
          Echlin and the Connecticut Bank and Trust Company, N.A., as Rights Agent, which includes the form of Amendment to the company's Certificate of Incorporation as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C, filed as Exhibit 1 to Echlin's Current Report on Form 8-K dated June 21, 1989, is incorporated herein by reference.

     4(f) -Successor Rights Agent Agreement between Echlin and
          The First National Bank of Boston appointing The First National Bank of Boston as successor Rights Agent to replace the Connecticut Bank and Trust Company, N.A. as Rights Agent, filed as Exhibit 3(3)(iv) to Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1990, is incorporated herein by reference.

     5. -Opinion of Jon P. Leckerling, Esq. as to the legality of the Common Stock being offered under this Registration Statement.

     24(a) -Consent of Price Waterhouse LLP.

     24(b) -Consent of Counsel. (Included in Exhibit 5 hereto).

     24(c) -Consent of The Chicago Corporation.

     25. -Powers of Attorney. (Included on the signature page hereto).

     99. -Opinion of The Chicago Corporation with respect to the fairness, from a financial point of view, of the consideration to be received pursuant to the Agreement and Plan of Reorganization between Echlin Inc., Echlin Acquisition, Inc. and American Electronic Components, Inc. dated October 6, 1995 (to be attached as Appendix B to the Joint Proxy Statement/Prospectus hereto).

ITEM 22.  UNDERTAKINGS


     The undersigned Registrant hereby undertakes:

               (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                    (i)  To include any prospectus required by
               section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii)  To reflect in the prospectus any facts
               or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii)  To include any material information
               with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (d) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (e) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Branford, Connecticut, on the 22nd day of November, 1995.

                              ECHLIN INC.


                         By:  /s/ Frederick J. Mancheski
                              -----------------------
                              Frederick J. Mancheski
                              Chairman of the Board and
                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities* indicated on the 22nd day of November, 1995.

        Name                                      Title
        ----                                      -----

Principal Executive Officer:


**
--------------------------
Frederick J. Mancheski             Chairman of the Board and
                                   Chief Executive Officer;
                                   Director

Principal Accounting Officer:


**
--------------------------
Richard A. Wisot                   Vice President And Controller

**
--------------------------
C. Scott Greer                     President and Director


**
--------------------------
D. Allan Bromley                   Director


**
--------------------------
John F. Creamer, Jr.               Director



**
--------------------------
Milton P. DeVane                   Director



**
--------------------------
John E. Echlin, Jr.                Director



**
--------------------------
John F. Gustafson                  Director



**
--------------------------
Donald C. Jensen                   Director



**
--------------------------
Trevor O. Jones                    Director



**
--------------------------
Phillip S. Myers                   Director



**
--------------------------
Jerome G. Rivard                   Director


*The position of Chief Financial Officer of the Company is presently vacant.

** /s/ Edward D. Toole
--------------------------
Edward D. Toole
Attorney-in-Fact

                          EXHIBIT INDEX


Exhibit
  No.                                             Description
-------                                           -----------

2.   -Agreement and Plan of Reorganization between
     Echlin Inc., Echlin Acquisition, Inc. and
     American Electronic Components, Inc., dated
     October 6, 1995. (Included as Appendix A to the Join Proxy Statement/Prospectus hereto).

5. -Opinion of Jon P. Leckerling, Esq. as to the legality of the Common Stock being offered under this Registration Statement.


24(a) -Consent of Price Waterhouse LLP.

24(b) -Consent of Counsel. (Included in Exhibit 5 hereto).

24(c) -Consent of The Chicago Corporation.

25. -Powers of Attorney. (Included on the signature page hereto).

99. -Opinion of The Chicago Corporation with respect to the fairness, from a financial point of view, of the consideration to be received pursuant to the Agreement and Plan of Reorganization between Echlin Inc., Echlin Acquisition, Inc. and American
     Electronic Components, Inc. dated October 6, 1995
     (to be attached as Appendix B to the Joint Proxy
     Statement/Prospectus hereto).

                     THE CHICAGO CORPORATION



                                         EXHIBIT 24(C)




                             November 21, 1995



Board of Directors
American Electronic Components, Inc.
1010 North Main Street
Elkhart, IN  46514

     Reference is hereby made to the opinion of The Chicago Corporation dated October 6, 1995 (the "Opinion") which was delivered for the information of the Board of Directors of American Electronic Components, Inc., an Indiana corporation (the "Company") in connection with the proposed merger of the Company with and into a wholly owned subsidiary of Echlin Inc. The Opinion is attached as Appendix B to the Joint Proxy Statement/Prospectus of Echlin Inc. and the Company dated November 28, 1995 (the "Joint Proxy Statement/Prospectus").

     We hereby consent to the reference to our Opinion under the captions "Reasons for the Merger; Recommendation of the Company's Board of Directors" and "Opinion of the Company's Financial Advisor", and to the inclusion of our Opinion, in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                             Very truly yours,



                             THE CHICAGO CORPORATION

                     THE CHICAGO CORPORATION



                                             EXHIBIT 99



                             November 21, 1995



Board of Directors
American Electronic Components, Inc.
1010 North Main Street
Elkhart, IN  46514

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of Common Stock, no par value of American Electronic Components, Inc., an Indiana corporation (the "Company") of the consideration to be received by such holders in the merger (the "Merger") pursuant to an Agreement and Plan of Reorganization ("Reorganization Agreement"), dated as of October 6, 1995, by and among, the Company, Echlin Inc. a Connecticut corporation ("Echlin"), and Echlin Acquisition, Inc., a Delaware corporation ("Sub") and a direct wholly owned subsidiary of Echlin.

     The Reorganization Agreement provides that each share of the Company's Common Stock issued and outstanding immediately prior to the consummation of the Merger shall be exchanged for an amount of Echlin Common Stock, $1 par value, to be determined by the quotient of $13.625 divided by the Base Price (as defined in the Reorganization Agreement) of Echlin Common Stock (the "Consideration").

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Echlin. In addition to the Reorganization Agreement, we have also reviewed certain other information, including financial forecasts for the Company, provided to us by the Company, and have met with the Company's and Echlin's senior management to discuss the business and prospects of the Company and Echlin. We have also considered: (i) certain financial and stock market data of the Company and Echlin and compared that data with similar data for other publicly held companies which we deemed relevant; (ii) the financial terms of certain other business combinations which have recently been effected; and
(iii) such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currency available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluation or appraisals. There has been no public solicitation of indications of interest in a possible acquisition of the Company. However, in connection with our engagement, we have made several inquiries of third parties concerning their possible interest in a transaction with the Company.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

     In the past, The Chicago Corporation has separately performed certain investment banking services for the Company and received customary fees for such services. In the ordinary course of our business, The Chicago Corporation and its affiliates may actively trade securities of both the Company and Echlin for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is delivered for the information of the Board of Directors of the Company in its consideration of the Merger. This letter does not constitute a recommendation to any stockholder with respect to whether to vote in favor of the Merger. Furthermore, we express no opinion as to the price or trading range at which shares of Echlin Common Stock will trade in the future.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view.

                             Very truly yours,



                             THE CHICAGO CORPORATION